Exhibit 8.1

September 24, 2012

JAVELIN Mortgage Investment Corp.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

Ladies and Gentlemen:

We have acted as counsel to JAVELIN Mortgage Investment Corp., a Maryland corporation (the “Company”), and ARMOUR Residential Management, LLC, a Delaware limited liability company (the “Manager”), in connection with the filing of a registration statement on Form S-11 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 3, 2012, and amended on August 9, 2012, September 6, 2012 and September 24, 2012 (the “Transaction”) with respect to the offer and sale of 6,250,000 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”).

In rendering this opinion, we have examined and relied on the following documents, among other items:

1.

Articles of Amendment and Restatement of the Company;

2.

Bylaws of the Company;

3.

Amended and Restated Articles of Incorporation of JAVELIN Mortgage Investment Corp.;

4.

a certificate of certain factual representations of the Company dated September 24, 2012 (the “Certificate of Representations”); and

5.

the Registration Statement.

In our examination of the foregoing documents, we have assumed that (i) all factual representations and statements in such documents are true and correct, (ii) each party who has executed or adopted, or will execute or adopt, the documents had, or will have, the proper authority and capacity, (iii) any documents that have been provided to us in draft form will be executed, adopted and/or filed without material modification, and (iv) the Company will operate in accordance with the method of operation described in its organizational documents, the Registration Statement and the Certificate of Representations.

For purposes of rendering this opinion, we have also assumed (i) the accuracy of the factual representations contained in the Certificate of Representations and that each representation contained in the Certificate of Representations to the best of the Company’s knowledge is accurate and complete without regard to such qualification as to the best of the Company’s knowledge, (ii) that the Certificate of Representations has been executed by an appropriate and authorized officer of the Company, and (iii) the genuineness of the signature on the Certificate of Representations.

Based on the foregoing and in reliance thereon, and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby state our opinion that (1) commencing with its initial taxable year ending on December 31, 2012, the Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2012 and subsequent years, and (2) the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” constitutes, in all material respects, a fair and accurate summary under current law of the material United States Federal income tax consequences of the ownership and disposition of the securities being registered on the Registration Statement, subject to the qualifications set forth therein.  It should be noted that the Code, Treasury Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.  This opinion represents our legal judgment, but it has no binding effect or official status of any kind, is not a guarantee, and no assurance can be given, that contrary positions may not be taken and sustained by the Internal Revenue Service or a court.

The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping.  We do not undertake to monitor whether the Company actually will satisfy the various REIT qualification tests.  Accordingly, no assurances can be given that the actual results of the Company’s operations for any one taxable year will satisfy the requirements for taxation as a REIT under the Code. We express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States of America to the extent specifically referred to herein.

This opinion is furnished in connection with the Transaction described herein.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Akerman Senterfitt in the Registration Statement under the captions “Legal Matters” and “U.S. Federal Income Tax Considerations.”  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.

Very truly yours,

/s/ Akerman Senterfitt